Exhibit 99.1

   SERVICE CORPORATION INTERNATIONAL ANNOUNCES EARLY PARTICIPATION RESULTS AND
                          PRICING OF CASH TENDER OFFERS

    HOUSTON, April 6 /PRNewswire-FirstCall/ -- Service Corporation International (NYSE: SCI), a provider of deathcare products and services, announced today that the early participation period for its cash tender offers to purchase any and all of its 6.50% Notes due 2008 and 7.70% Notes due 2009 ended yesterday at 5:00 p.m., New York City time. At the end of the early participation period, SCI had received tenders from holders of approximately $149.1 million aggregate principal amount of its 6.50% Notes (of a total outstanding principal amount of $195.0 million) and approximately $173.8 million aggregate principal amount of its 7.70% Notes (of a total outstanding principal amount of $202.6 million).

    The total consideration for each $1,000 principal amount of 6.50% Notes validly tendered prior to the early participation deadline is $1,009.17, which includes a $30.00 early participation payment but excludes accrued interest. The total consideration for each $1,000 principal amount of 7.70% Notes validly tendered prior to the early participation deadline is $1,048.30, which includes a $30.00 early participation payment but excludes accrued interest. Subject to the satisfaction or waiver of the conditions to each tender offer, holders of notes that have validly tendered prior to the early participation deadline will receive payment on the early payment date, which is expected to be April 9, 2007.

    The total consideration for the 6.50% Notes was determined by reference to a fixed spread of 50 basis points over the bid-side yield of the 4.625% U.S. Treasury Note due February 29, 2008, which was calculated at 2:00 p.m. New York City time, on April 5, 2007. The reference yield and the tender offer yield for the 6.50% Notes are 4.973% and 5.473%, respectively. The total consideration for the 7.70% Notes was determined by reference to a fixed spread of 50 basis points over the bid-side yield of the 3.125% U.S. Treasury Note due April 15, 2009, which was calculated at 2:00 p.m. New York City time, on April 5, 2007. The reference yield and the tender offer yield for the 7.70% Notes are 4.647% and 5.147%, respectively.

    Holders who tender 6.50% Notes after the early participation deadline, but prior to the expiration time, will receive the tender offer consideration of $979.17 per $1,000 principal amount of 6.50% Notes tendered and will not receive the early participation payment. Holders who tender 7.70% Notes after the early participation deadline, but prior to the expiration time, will receive the tender offer consideration of $1,018.30 per $1,000 principal amount of 7.70% Notes tendered and will not receive the early participation payment. Holders of notes that have been validly tendered following the early participation deadline, but prior to the expiration time, will receive payment on the final payment date, which is expected to be promptly after the expiration time.

    The Company will pay applicable accrued and unpaid interest on the notes from the most recent payment of semi-annual interest preceding the payment date for the notes up to, but not including, such payment date.

    The tender offers will expire at 12:00 midnight, New York City time, on Friday, April 20, 2007, unless terminated or extended. Each tender offer is subject to a financing condition and certain general conditions, each as described in more detail in the Offer to Purchase.

    Questions concerning the terms of the tender offers may be directed to the dealer managers, Banc of America Securities LLC at (888) 292-0070 (U.S. Toll-
Free) or (704) 388-4813 (Collect) or Merrill Lynch & Co. at (888) 654-8637 (U.S.
Toll-Free) or (212) 449-4914 (Collect). Copies of the Offer to Purchase may be obtained by calling the information agent, Global Bondholder Services Corporation, toll-free at (866) 387-1500 or at (212) 430-3774 (banks and brokerage firms).

    CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

    The statements in this press release that are not historical facts are forward-looking statements made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," project," "expect," "anticipate," or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on our behalf. Important factors which could cause actual results to differ materially from those in forward-looking statements include, among others, unfavorable market conditions, and our ability to successfully complete the tender offers.

    For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings, including our 2006 Annual Report on Form 10-K. Copies of this document as well as other SEC filings can be obtained from our website at http://www.sci-corp.com. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us.

    Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America's leading provider of deathcare products and services. At December 31, 2006 we owned and operated more than 1,600 funeral homes and 400 cemeteries (of which over 230 are combination locations) in 45 states, eight Canadian provinces, the District of Columbia and Puerto Rico. Through our businesses, we market the Dignity Memorial(R) brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction. For more information about Service Corporation International, please visit our website at http://www.sci-corp.com . For more information about Dignity Memorial(R), please visit http://dignitymemorial.com.

    For additional information contact:

    Investors:  Debbie Young - Director / Investor Relations
    (713) 525-9088

    Media:  Greg Bolton - Director / Corporate Communications
    (713) 525-5235

SOURCE  Service Corporation International
    -0-                             04/06/2007
    /CONTACT: Investors, Debbie Young, Director, Investor Relations, +1-713-525-9088, Media, Greg Bolton, Director, Corporate Communications, +1-713-525-5235, both of Service Corporation International/
    /Web site:  http://www.sci-corp.com
                http://dignitymemorial.com /
    (SCI)